Form of Tax Opinion

[PIF Equity Income Fund, PIF Tax-Exempt Bond Fund]

June _____, 2005

Board of Directors
PIF Equity Income Fund
680 8th Street
Des Moines, IA 50392-0200

RE:      Acquisition of Principal Equity Income Fund, Inc.
         By PIF Equity Income Fund


To the Board of Directors:

PIF Equity Income Fund, a separate series of Principal Investors Fund, Inc., a Maryland corporation ("Acquiring"), intends to acquire all of the assets and assume all of the liabilities of Principal Equity Income Fund, Inc., a Maryland corporation ("Target"), in a transaction ("the Reorganization") described in a Form N-14 Registration Statement, File Number 333-_____, filed with the United States Securities and Exchange Commission (the "Registration Statement") on or about March 10, 2005. You have asked for an opinion concerning the Federal income tax consequences of the proposed transaction.

Acquiring is a newly formed series that will qualify as a regulated investment company for purposes of Subchapter M of the United States Internal Revenue Code of 1986, as amended (the "Code"), and will elect to be taxed as such.

Target has qualified since its inception as a regulated investment company for purposes of the Code, and has elected to be taxed as such.

Acquiring and Target are each an open-end management company registered with the Securities and Exchange Commission and various states.

Acquiring and Target, where applicable, have made the following representations to the undersigned:

1. On the effective date of the Reorganization ("the Effective Date"), Acquiring will acquire all of the assets of Target solely in exchange for Acquiring voting shares ("Acquiring Shares") and the assumption by Acquiring of all of Target's liabilities. Target will immediately thereafter completely liquidate and dissolve, distributing the Acquiring Shares to Target shareholders in retirement of their Target shares. Each holder of shares of Target will, as a result of the Reorganization, own shares of Acquiring of equal value to the shares of Target held by such holder immediately prior to the Reorganization.

2. The business purpose of the Reorganization will be as set forth in the Registration Statement.

3. The facts relating to the Reorganization, as described in the Agreement and Plan of Reorganization, as such document may be amended, ("the Plan"), and the representations of Acquiring and Target contained in the Plan are true, correct and complete.

4. In the Reorganization, Acquiring will acquire all of the assets of Target solely in exchange for Acquiring Shares and Acquiring's assumption of all liabilities of the Target.

5. Acquiring will not assume Target's obligation to pay, and will not pay any dividends or distributions on Target's shares.

6. The fair market value of the Acquiring Shares received by each Target shareholder will be approximately equal to the fair market value of the Target stock surrendered in the exchange.

7. A number of full and fractional Acquiring Shares equal in value to the aggregate net value of Target's assets transferred to Acquiring, will be issued to Target in exchange for such assets.

8.   No cash or  property,  other than  Acquiring  Shares,  will be  directly or
     indirectly   transferred   to  Target  or  distributed  by  Target  to  its
     shareholders pursuant to the Reorganization.

9. Acquiring will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Target immediately prior to the Reorganization. For purposes of this representation, amounts paid by Target to dissenters, amounts used by Target to pay its reorganization expenses, amounts paid by Target to shareholders who receive cash or other property, and all redemptions and distributions (except for regular, normal dividends) made by Target immediately preceding the transfer will be included as assets of Target held immediately prior to the Reorganization.

10. Acquiring has no plan or intention to reacquire any of its stock issued in the Reorganization, except in connection with its legal obligations under
     Section 22(e) of the Investment Companies Act of 1940.

11. To the best of Acquiring's and Target's knowledge, there is no plan or intention by the shareholders of Target who own 5 percent or more of Target, and there is no plan or intention on the part of the remaining shareholders of Target, to sell, exchange, redeem or otherwise dispose of a number of Acquiring Shares received in the Reorganization that would reduce Target's shareholders' ownership of Acquiring's shares to a number of shares having a value, as of the Effective Date, of less than 50 percent of the value of all of the formerly outstanding shares of Target as of the same date. For purposes of this representation, shares of Target exchanged for cash or other property or exchanged for cash in lieu of fractional shares of Acquiring will be treated as outstanding Target shares on the Effective Date. Moreover, shares of Target and shares of Acquiring that were held by Target shareholders and that are otherwise sold, redeemed, or disposed of prior to or subsequent to the Reorganization will be considered in making this representation.

12. Immediately following the Effective Date, the former shareholders of Target will own, in the aggregate, more than 50 percent of the total combined voting power of all classes of shares of Acquiring entitled to vote, and more than 50 percent of the total value of all classes of shares of Acquiring.

13. After the Reorganization, Acquiring will use the assets acquired from Target in its business, except that these assets may be sold or otherwise disposed of in the ordinary course of Acquiring's business as an investment company (i.e. dispositions resulting only from investment decisions made on the basis of investment considerations arising after and independent of the Reorganization). Any proceeds will be invested in accordance with Acquiring's investment objectives. Acquiring has no plan or intention to sell or otherwise dispose of any of the assets of Target acquired in the Reorganization, except for dispositions made in the ordinary course of its business.

14. Following the Reorganization, Acquiring will continue the historic business of Target and use a significant portion (i.e., least 34 percent) of Target's historic business assets in the continuing business. Historic business assets are those of Target acquired by it in the ordinary course of its business and not in contemplation of, or as part of the Reorganization.

15. The liabilities of Target assumed by Acquiring and any liabilities to which the transferred assets of Target are subject were incurred by Target in the ordinary course of its business.

16. Except as provided in the Registration Statement, Target, Acquiring, and the shareholders of Target will pay their respective expenses, if any, incurred in connection with the Reorganization.

17. There is no intercorporate indebtedness existing between Acquiring and Target that was issued, acquired, or will be settled at discount.

18. Neither Target nor Acquiring is under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

19. Acquiring and Target each meets the requirements of a regulated investment company ("RIC") under section 368(a)(2)(F) of the Code.

20. The adjusted basis and fair market value of the assets of Target transferred to Acquiring will equal or exceed the sum of the liabilities to be assumed by Acquiring, plus the amount of the liabilities, if any, to which the transferred assets are subject.

21. None of the compensation, if any, to be received by any shareholder-service provider of Target in respect of services or in respect of refraining from the performance of services will be separate consideration for, or allocable to, any of his or her Target shares. None of the Acquiring Shares to be received by any shareholder-service provider of Target will be separate consideration for or allocable to, any employment agreement, consulting agreement, covenant not to compete, or similar arrangement. Any compensation to be paid to any shareholder-service provider of Target will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services and has been bargained for independent of the negotiations regarding the consideration to be issued in exchange for Target shares in the Reorganization.

22. Target has elected to be taxed as a RIC under section 851 of the Code, and for all of its taxable periods and has qualified for the special tax treatment afforded RICs under the Code. After the Reorganization, Acquiring intends to so qualify.

23. There is no plan or intention for Acquiring (the issuing corporation as defined in Treasury Regulation section 1.368-1(b)) or any person related (as defined in section 1.368-1(e)(3)) to Acquiring, to acquire during the five-year period beginning on the date of the Reorganization, with consideration other than Acquiring stock, Acquiring stock furnished in exchange for a proprietary interest in Target in the Reorganization, either directly or through any transaction, agreement, or arrangement with any other person.

24.  During  the  five-year   period  ending  on  the  Effective   Date  of  the
     Reorganization: (i) neither Acquiring, nor any person related (as defined in section 1.368-1(e)(3)) to Acquiring, will have acquired Target stock with consideration other than Acquiring Shares, (ii) neither Target nor any person related (as defined in section 1.368-1(e)(3)) without regard to section 1.368-1(e)(3)(i)(A)) to Target, will have acquired Target stock with consideration other than Acquiring Shares or Target stock, and (iii) no distributions will have been made with respect to Target stock (other than ordinary, normal, regular dividend distributions made pursuant to Target's historic dividend paying practice), either directly or through any transaction, agreement, or arrangement with any other person, except for
     (a) cash paid to dissenters, and (b) distributions described in Code sections 852 and 4982, as required for Target's tax treatment as a RIC or to avoid Federal excise tax.

25. The aggregate value of the acquisitions, redemptions, and distributions described in the two immediately preceding paragraphs will not exceed 50 percent of the value (without giving effect to the acquisitions, redemptions, and distributions) of the proprietary interest in Target on the Effective Date.

26. Following the Effective Date, Acquiring will continue the historic business of Target in a substantially unchanged manner and use Target's historic business assets in this business. Acquiring's investment objectives and policies will be identical to the investment objectives and policies of Target, and Acquiring will not dispose of assets received from Target except in the ordinary course of its business as an investment company. There is no plan or intention to liquidate Acquiring or to merge Acquiring into any other corporation or business trust.

27. Acquiring was newly organized for the purpose of the Reorganization and will not engage in any business prior to consummation of the Reorganization other than that required by the Plan. Prior to the Reorganization, Acquiring will have no assets.

28. Immediately following consummation of the Reorganization, all of the outstanding shares of Acquiring will be owned by the former shareholders of Target, who will own such shares solely by reason of their ownership of shares of Target immediately prior to the Reorganization.

29. Immediately following consummation of the Reorganization, Acquiring will possess the same assets and liabilities, except for assets used to pay dissenters to the transaction and assets used to pay expenses incurred in connection with the transaction, as those possessed by Target immediately prior to the Reorganization. Assets used to pay expenses, assets used to pay dissenters to the transaction, and all redemptions and distributions (except for regular, normal dividends) made by Target immediately preceding the transaction will, in the aggregate, constitute less than one percent of the net assets of Target. Dissenting holders of shares will own less than one percent of Target shares.

30. Target has not sold or otherwise disposed of any of its assets (other than in the ordinary course of business or to the extent necessary to maintain its status as a RIC) prior to the Reorganization.

31. Acquiring has no plan or intention to issue additional Acquiring shares following the Reorganization, other than in the ordinary course of its operation as a series of an open-end investment company.

32. Acquiring, for the entire taxable year that will include the date of the Reorganization, will qualify and elect to be treated as a regulated investment company, as defined in section 851 of the Code and intends for that taxable year to compute its federal income tax under section 852 of the Code.

In reliance on the information provided in the Registration Statement, I am of the opinion that:

1. The acquisition of all of the assets and liabilities of Target by Acquiring solely in exchange for Acquiring Shares, followed by distribution of those Acquiring Shares to shareholders of Target in complete liquidation of Target, will constitute a reorganization within the meaning of section 368(a)(1)(F) of the Code. Each of Acquiring and Target will be a "party to a reorganization" within the meaning of section 368(b) of the Code.

2. Shareholders of Target will recognize no gain or loss as a consequence of the surrender of their shares of Target solely in exchange for Acquiring Shares pursuant to the Reorganization. (Code Section 354).

3. The aggregate tax basis and holding period of Acquiring Shares received solely in exchange for shares of Target will be the same as the aggregate tax basis and the holding period of the shares of Target exchanged therefor provided such shares were held as a capital asset on the Effective Date. (Code Sections 358 and 1223(1)).

4. Target will recognize no gain or loss on the transfer of all of its assets to Acquiring solely in exchange for Acquiring Shares and the assumption of all of Target' liabilities by Acquiring, and Target will not recognize gain or loss upon the distribution to its shareholders of all of the Acquiring Shares in complete liquidation of Target. (Code Section 361 and 357(a)).

5. The tax basis of the assets of Target in the hands of Acquiring will be the same as the tax basis of those assets in the hands of Target immediately prior to the Effective Date. (Code Section 362(b)).

6. The holding period of the assets of Target received by Acquiring will include the period during which such assets were held by Target. (Code
     Section 1223(2)).

7. No gain or loss will be recognized by Acquiring upon the receipt of Target's assets solely in exchange for the Acquiring Shares and the assumption by Acquiring of all liabilities of Target. (Code Section 1032).

8.   The taxable year of Target will not end as a result of the Reorganization.

The foregoing opinions are based on the Code, Treasury Regulations issued thereunder, published administrative, interpretations thereof and judicial decisions with respect thereto, all as of the date hereof (collectively the "Tax Law"), including the requirements of section 10.37 of Circular 230. No assurance can be given that the Tax Laws will not change.

I hereby consent to the use of this letter as an Exhibit to, and reference to it in, the Registration Statement.

Sincerely yours,

Randy Bergstrom
Assistant Tax Counsel to Acquiring